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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                       LMI Funds

Address of Principal Business Office        60 State Street, Suite 1300
(No. & Street, City, State, Zip Code)       Boston, Massachusetts  02109

Telephone Number (including area code):     617-557-3416

Name and address of agent for service       Christopher J. Kelley
of process:                                 c/o Funds Distributor, Inc.
                                            60 State Street, Suite 1300
                                            Boston, Massachusetts  02109

Copies to:                                  Joseph B. Kittredge, Jr., Esq.
                                            Ropes & Gray
                                            One International Place
                                            Boston, Massachusetts  02110-2624

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/  Yes    / /  No

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and The Commonwealth of Massachusetts on the 18th day of August, 2000.

                                            LMI FUNDS
                                            Registrant

                                            By /s/ Margaret Warner Chambers
                                              -----------------------------
                                            Margaret Warner Chambers
                                            President

Attest: /s/ Christopher J. Kelley
         ---------------------------
         Christopher J. Kelley
         Vice President